UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(RULE 13d - 102)

Information to be included in statements filed pursuant
to Rules 13d-1(b), (c) and (d) and amendments thereto filed
pursuant to 13d-2(b)

(AMENDMENT NO.1 )*

Perion Network Ltd.
(Name of Issuer)

Ordinary Shares, par value NIS 0.01 per share
(Title of Class of Securities)

M78673106
(CUSIP Number)

December 31, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[x]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.	NAMES OF REPORTING PERSONS

Corsair Capital Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

436,834

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

436,834

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

436,834

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Corsair Capital Partners 100, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

31,762

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

31,762

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

31,762

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Corsair Select, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

251,204

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

251,204

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

251,204

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Corsair Select 100, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

15,044

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

15,044

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,044

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Corsair Capital Investors, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

84,455

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

84,455

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

84,455

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS

Corsair Select Master Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

94,377

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

94,377

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

94,377

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS

Corsair Capital Management, L.P. (formerly known as Corsair Capital Management, L.L.C.)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

975,228

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

975,228

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

975,228

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Jay R. Petschek

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

975,228

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

975,228

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

975,228

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%

12.	TYPE OF REPORTING PERSON

IN

1.	NAMES OF REPORTING PERSONS

Steven Major

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

975,228

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

975,228

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

975,228

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%

12.	TYPE OF REPORTING PERSON

IN

This statement is filed with respect to the ordinary shares (“Ordinary Shares”) of Perion Network Ltd. (the “Issuer”) beneficially owned by the Reporting Persons identified below as of December 31, 2013, and amends and supplements the Schedule 13G filed by the Reporting Persons on October 14, 2013 (the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.

ITEM 2(a).      NAME OF PERSON FILING:

The names of the persons filing this statement on Schedule 13G (collectively, the “Reporting Persons”) are:

•	Corsair Capital Partners, L.P. (“Corsair Capital”),
•	Corsair Capital Partners 100, L.P. (“Corsair 100”),
•	Corsair Select, L.P. (“Corsair Select”),
•	Corsair Select 100, L.P. (“Select 100”),
•	Corsair Capital Investors, Ltd. (“Corsair Investors”),
•	Corsair Select Master Fund, Ltd. (“Select Master”),
•	Corsair Capital Management, L.P. (formerly known as Corsair Capital Management, L.L.C., “Corsair Management”),
•	Jay R. Petschek (“Mr. Petschek”) and
•	Steven Major (“Mr. Major”).

         Corsair Management is the investment manager of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Investors, Select Master and another account it separately manages (the “Separately Managed Account”).  The general partner of Corsair Management is Corsair Capital Management GP, L.L.C. (the “General Partner”).  Messrs. Petschek and Major are managing members of the General Partner.

ITEM 2(c).      CITIZENSHIP:

Each of Corsair Capital, Corsair 100, Corsair Select, Select 100 and Corsair Management is a limited partnership formed under the laws of the State of Delaware.

Each of Corsair Investors and Select Master is an exempted company formed under the laws of the Cayman Islands.

Each of Mr. Petschek and Mr. Major is a citizen of the United States.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.        CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: February 13, 2014
CORSAIR CAPITAL PARTNERS, L.P.
By: Corsair Capital Advisors, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
          Jay R. Petschek, Managing Member

CORSAIR CAPITAL PARTNERS 100, L.P.
By: Corsair Capital Advisors, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
           Jay R. Petschek, Managing Member

CORSAIR SELECT, L.P.
By: Corsair Select Advisors, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
           Jay R. Petschek, Managing Member

CORSAIR SELECT 100, L.P.
By: Corsair Select Advisors, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
          Jay R. Petschek, Managing Member

CORSAIR CAPITAL INVESTORS, LTD.
By: Corsair Capital Management, L.P.,
       Director

By: Corsair Capital Management GP, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
           Jay R. Petschek, Managing Member

                                                                                                CORSAIR SELECT MASTER FUND, LTD.
By: Corsair Capital Management, L.P.,
       Director
       By: Corsair Capital Management GP, L.L.C.,
              General Partner
By: /s/ Jay R. Petschek
           Jay R. Petschek, Managing Member

CORSAIR CAPITAL MANAGEMENT, L.P. (formerly known as Corsair Capital Management, L.L.C.)
By: Corsair Capital Management GP, L.L.C.,
       General Partner

By: /s/ Jay R. Petschek
           Jay R. Petschek, Managing Member

/s/ Jay R. Petschek
     Jay R. Petschek

/s/ Steven Major
     Steven Major